Exhibit 5.1

indie Semiconductor 32 Journey Aliso Viejo, CA 92656 +1 (949) 608-0854

August 29, 2025

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, California 92656

Ladies and Gentlemen:

We have examined (i) the Registration Statement on Form S-3, File No. 333-285653 (the “Registration Statement”), of indie Semiconductor, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus supplement thereto dated August 29, 2025 (the “Prospectus Supplement”), in connection with the offering by the Company of up to $59,813,263.39 of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), that may be sold under the Sales Agreement, dated August 26, 2022, among the Company, B. Riley Securities, Inc., Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC (such agreement, as amended, the “Sales Agreement”), (iii) the Sales Agreement, (iv) the Amended and Restated Certificate of Incorporation of the Company as presently in effect, (v) the Amended and Restated Bylaws of the Company as presently in effect, and (vi) certain resolutions adopted by the Board of Directors of the Company.

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Delaware and the State of New York.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor as set forth in the Registration Statement, the Prospectus Supplement thereto, and the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Audrey Wong
Audrey Wong
Chief Legal Officer
indie Semiconductor, Inc.